Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED
Under Section 805 of the New York Business Corporation Law

The undersigned, for the purpose of filing this Certificate of Amendment of Certificate of Incorporation of the above corporation, hereby certifies:

1.
The name of the corporation is MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED (hereinafter referred to as the “Corporation”). The name under which the Corporation was originally formed is United Network Technologies, Inc.

2.	The Certificate of Incorporation of the Corporation was filed in the office of the Department of State on February 29, 1996.

3.
The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to change the name of the Corporation, and to effect a reclassification of the Company’s outstanding Common Stock.

4.	To accomplish the foregoing amendments:

Article FIRST of the Certificate of Incorporation of the Corporation, relating to the name of the Corporation is amended to change the name of the Corporation to China Longyi Group International Holdings Limited.

Article FOURTH of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which the shares are divided is amended to effect a change in the aggregate number of shares that the Corporation has the authority to issue. The Corporation is currently authorized to issue 200,000,000 shares of Common Stock at $.01 par value. Of the currently authorized shares, 198,509,866 shares of Common Stock were issued and outstanding on June 29, 2007 and 1,490,134 shares of Common Stock were unissued. Upon the filing of this Certificate of Amendment of the Certificate of Incorporation of the Corporation with the New York Department of State on October 12, 2007 (the “2007 Effective Date”), the 198,509,866 issued and outstanding shares will be reclassified on the 2007 Effective Date and changed into 9,925,493.3 shares of Common Stock at $.01 par value, at a rate of twenty (20) shares of Common Stock for every one (1) new share of Common Stock (the “2007 Reclassification”), with no fractional shares being issued as a result of the 2007 Reclassification, and with the Corporation issuing to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the 2007 Reclassification an additional full share of Common Stock. None of the 1,490,134 unissued shares of Common Stock will be reclassified and the aggregate number of shares which the Corporation shall have the authority to issue will remain at 200,000,000 shares of Common Stock, par value $.01. However, as a result of the decrease in the number of issued and outstanding shares in connection with the 2007 Reclassification, the number of authorized but unissued shares of Common Stock will be increased from 1,490,134 to 190,074,506.7, and the number of issued and outstanding shares will be changed from 198,509,866 to 9,925,493.3 new shares.

Article FIRST is hereby amended to read in its entirety as follows:

“FIRST: The name of the Corporation (hereinafter called the “Corporation”) is China Longyi Group International Holdings Limited.”

Article FOURTH is hereby amended to read in its entirety as follows:

“FOURTH:

(a)	The aggregate number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares of Common Stock, $0.01 par value.

(b)
No holder of any shares of the Corporation’s capital stock shall, because of his ownership of shares the Corporation, have a preemptive or other right to purchase, subscribe for, or take any part of any shares of the Corporation or any part of any notes, debentures, bonds, or other securities convertible into or providing for options or warrants to purchase shares of the Corporation’s capital stock which are issued, offered, or sold by the Corporation after its incorporation, whether the shares, notes, debentures, bonds, or other securities, be authorized by this certificate of incorporation, or by an amended certificate duly filed, any part of any notes, debentures, bonds, or other securities convertible into or providing for options or warrants to purchase shares of the Corporation may at any time be issued, offered for sale, and sold or disposed of by the Corporation, pursuant to a resolution of its Board of Directors and to such persons and upon such terms and conditions as the Board of Directors may, in its sole discretion, deem proper and advisable, without first offering to existing shareholders any part of such shares, notes, debentures, bonds or other securities.”

5.
The foregoing amendments of the Certificate of Incorporation of the Corporation were duly authorized by (i) the Board of Directors of the Corporation and (ii) the written consent of a majority of the shareholders of the Corporation entitled to vote thereon at a meeting of said shareholders duly called and held for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed and subscribed in its name this 12th day of October, and the statements contained herein are affirmed as true under the penalties of perjury.

/s/ Jie Chen
Jie Chen
Chief Executive Officer